Exhibit 99.1

Central Garden & Pet Company Announces Fourth Quarter & Fiscal 2013 Results

Fourth quarter sales of $368.8 million; EPS of $(0.47) per share

Fiscal 2013 sales of $1.65 billion; EPS of $(0.04) per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--December 10, 2013--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for the thirteen and fifty-two week periods ended September 28, 2013.

The Company reported net sales of $368.8 million for the fourth quarter of 2013, a seven percent decrease over the fourteen week comparable fiscal 2012 period. Sales comparisons were impacted by an extra week in the prior year quarter and full year periods. The Company’s fourth quarter operating loss for 2013 was $26.4 million compared to an operating loss of $8.5 million in the fourth quarter of 2012. The net loss for the fourth quarter of 2013 was $22.6 million or $0.47 per fully diluted share compared with a loss of $10.1 million or $0.21 per fully diluted share in the fourth quarter of 2012. The results for the fourth quarter of 2013 include a non-cash, pre-tax charge of $7.7 million related to the impairment of goodwill in the Garden segment.

John Ranelli, President & CEO of Central Garden & Pet commented, “Our financial results are simply unacceptable. While we will see some improvements along the way, it is going to take another year or two to get our performance consistently where we want it to be. We are taking deliberate actions to improve our Company’s performance and achieve its true potential. We will continue to focus on putting our customers first, cutting costs, and raising profits to drive shareholder value.” Ranelli continued, “We have made good progress in our Pet segment in laying the foundation for future success. However, our Garden results are disappointing. We are beginning to implement the same operating philosophies and disciplines we are instituting in our Pet segment to drive improvement in our Garden segment.” Ranelli concluded, “Although our Company’s results are expected to be choppy, I am confident these improvements will drive more favorable results over the long term.”

Fourth Quarter 2013 Details

Reported net sales for the Pet segment for the quarter were $220.4 million, a decline of seven percent over the fourth quarter of 2012, which includes the impact of an extra week in the fourth quarter of the prior year. The Pet segment’s branded product sales for the quarter decreased $16.1 million, or eight percent, to $175.6 million while sales of other manufacturers’ products were $44.8 million, a decrease of two percent compared with the fourth quarter of 2012. The Pet segment’s operating margin improved for the quarter, aided by higher gross margins and lower marketing expenses. For the fourth quarter, the Pet segment’s operating income was $24.7 million, an increase from $16.5 million, in the fourth quarter of 2012.

Fourth quarter net sales for the Garden segment decreased seven percent, or $11.2 million compared with the prior year, to $148.4 million, which includes the impact of one less week in the quarter than the fourth quarter of 2012. The Garden segment’s branded product sales decreased $12.1 million, or nine percent, to $128.1 million. Sales of other manufacturers’ products were $20.3 million, an increase of five percent compared with the fourth quarter of 2012. The Garden segment’s operating margin declined during the quarter, meaningfully impacted by lower gross margins as well as a $7.7 million non-cash, pretax charge for the impairment of goodwill. The Garden segment’s gross margin included an $11.2 million charge for the costs associated with inventory adjustments and product and packaging changes to certain new products introduced in the Spring of 2013. The Garden segment’s operating loss was $30.8 million compared to an operating loss of $7.7 million in the prior year period.

Depreciation and amortization expense was $8.8 million in the fourth quarter of 2013, compared to $7.3 million the prior year. The Company’s effective tax rate for the fourth quarter of 2013 was 37.9 percent on its operating loss compared to 39.9 percent in the fourth quarter of 2012.

Total debt at September 28, 2013 was $472.6 million compared to $449.8 million at fiscal year-end 2012. The fourth quarter ending total leverage ratio, as defined in the Company’s credit agreement, was 4.9x. At September 28, 2013, $23 million was outstanding and after giving effect to the financial covenants in the Credit Facility, $168.3 million of the $375 million Credit Facility remained available. The Company was in compliance with all debt covenants at September 28, 2013.

On December 5, 2013, the Company replaced its existing $375 million Credit Facility, maturing in June 2016, with a new $390 million senior secured asset-based revolving credit facility (ABL Revolver.) The ABL Revolver has a five-year term and matures in December 2018. The ABL revolver bears a lower interest rate and commitment fees than the previous Credit Facility and is expected to lower the company’s borrowing costs on a comparative basis while increasing the amount currently available to borrow. The Company has the option to increase the size of the ABL Revolver by an additional $200 million of incremental borrowings should it exercise its option and one or more lenders are willing to make such increased amounts available to it. At the inception of the ABL Revolver on December 5, there were no borrowings outstanding.

Fiscal 2013 Details

For the year ended September 28, 2013, the Company reported net sales of $1.65 billion, a decrease of three percent, compared to $1.70 billion in fiscal 2012. The Company benefitted from an extra week in the prior fiscal year period compared to the current year. Branded products sales were $1.38 billion, down three percent over fiscal 2012. Sales of other manufacturers’ products decreased one percent to $278.2 million. Depreciation and amortization for the fiscal year period was $33.0 million compared with $30.4 million in the prior year. Operating income for the year totaled $40.2 million compared to $74.4 million in the prior year. The net loss for the year ended September 28, 2013 was $1.9 million compared to net income of $21.2 million in fiscal 2012. The net loss per fully diluted share was $(0.04) compared to net income of $0.44 per fully diluted share in the year ago period. Included in the full year results is the non-cash, pre-tax charge of $7.7 million related to the impairment of goodwill.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal 2013 results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (480) 629-9819 and enter passcode 4653907. A replay of the call will be available for three weeks by dialing (303) 590-3030 and entering passcode 4653907.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

Amdro, Aqueon, Avo-Derm, Ironite, Matthews Four Seasons, New England Pottery, Norcal, Oceanic, Pinnacle, and Zilla are trademarks of Central Garden & Pet Company. Zodiac is a registered trademark of Wellmark International. Over-N-Out is a registered trademark of Tech Pac, L.L.C. Kaytee is a registered trademark of Kaytee Products, Incorporated. Super Pet and Critter Trail are registered trademarks of Pets International, Ltd. T.F.H. and Nylabone are registered trademarks of T.F.H. Publications, Inc. Four Paws is a registered trademark of Four Paws Products, Ltd. Pennington, Smart Seed, and The Rebels are registered trademarks of Pennington Seed, Inc. Farnam, Horse Health, Red Cell, and Vita Flex are trademarks of Farnam Companies, Inc. Sevin is a registered trademark of Tessenderlo Kerley, Inc. All other trademarks are property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and lower borrowing costs, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  disruptions in the Company’s business arising from the implementation of the Company’s change initiatives; and increased costs and expenses associated with the Company’s transformational change initiatives;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  implementation of a new enterprise resource planning information technology system.

These risks and others are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONSOLIDATED BALANCE SHEETS

	September 28, 2013	September 29, 2012

ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$15,156	$48,475
Short term investments	17,820	22,705
Accounts receivable, net	194,260	202,422
Inventories	391,934	330,032
Prepaid expenses, deferred income taxes and other	53,484	48,149
Total current assets	672,654	651,783
Plant, property and equipment, net	188,913	191,163
Goodwill	205,756	210,223
Other intangible assets, net	79,868	78,853
Other assets	13,969	17,525
Total	$1,161,160	$1,149,547

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$103,569	$126,662
Accrued expenses	78,618	79,491
Current portion of long-term debt	142	331
Total current liabilities	183,329	206,484
Long-term debt	472,445	449,483
Deferred income taxes and other long-term obligations	36,362	28,697

Equity:
Common stock	122	122
Class A common stock	353	347
Class B stock	16	16
Additional paid-in capital	389,153	382,195
Retained earnings	77,592	79,718
Accumulated other comprehensive income	1,442	1,539
Total Central Garden & Pet shareholders’ equity	468,678	463,937
Noncontrolling interest	1,346	946
Total equity	470,024	464,883
Total	$1,161,160	$1,149,547

CENTRAL GARDEN & PET COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 28 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$368,837	$397,236	$1,653,633	$1,700,013
Cost of goods sold and occupancy	287,530	292,164	1,189,731	1,185,855
Gross profit	81,307	105,072	463,902	514,158
Selling, general and administrative expenses	99,987	113,562	416,038	439,737
Goodwill impairments	7,709	0	7,709	0
Income (loss) from operations	(26,389)	(8,490)	40,155	74,421
Interest expense	(10,513)	(9,577)	(43,112)	(40,315)
Interest income	22	61	142	145
Other income, net	(1)	697	(677)	678
Income (loss) before income taxes and noncontrolling interest	(36,881)	(17,309)	(3,492)	34,929
Income taxes	(13,962)	(6,900)	(2,592)	12,816
Income (loss) including noncontrolling interest	(22,919)	(10,409)	(900)	22,113
Net income attributable to noncontrolling interest	(338)	(350)	1,029	940
Net income (loss) attributable to Central Garden & Pet Company	$(22,581)	$(10,059)	$(1,929)	$21,173

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.47)	$(0.21)	$(0.04)	$0.44
Diluted	$(0.47)	$(0.21)	$(0.04)	$0.44

Weighted average shares used in the computation of net income per share:
Basic	48,264	47,704	48,094	47,622
Diluted	48,264	47,704	48,094	48,374

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
Investor Relations